EXHIBIT (99.1)

JOINT FILING AGREEMENT

In accordance with Rule 13D-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock of S1 Corporation and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Date: June 10, 2011

P2 CAPITAL MASTER FUND I, L.P.		P2 CAPITAL PARTNERS, LLC

By:	P2 Capital Partners LLC,	By:	s/Claus J. Moller
	as Investment Manager		Name: Claus J. Moller
Title: Managing Member
By:	s/Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

P2 CAPITAL MASTER FUND VI, L.P.		CLAUS J. MOLLER

By:	P2 Capital Partners, LLC,	s/Claus J. Moller
as Investment Manager

By:	s/Claus J. Moller
Name: Claus J. Moller
Title: Managing Member

Schedule I

TRANSACTIONS IN THE PAST SIXTY DAYS BY THE REPORTING PERSONS

The following table sets forth all transactions with respect to Shares of the Issuer’s Common Stock effected during the past sixty (60) days by any of the Reporting Persons.

Shares Purchased/(Sold) by Master Fund I

Number of Shares Purchased/Sold	Price Per Share	Date
6,327	6.9962	5/9/2011
23,962	7.2487	5/10/2011
6,457	7.2440	5/11/2011
12,283	7.2740	5/12/2011
166,193	7.0000	6/1/2011
54,717	7.2190	6/2/2011
131,044	7.3548	6/3/2011
112,405	7.3826	6/6/2011
89,569	7.4688	6/7/2011
82,553	7.4832	6/8/2011
109,535	7.6210	6/9/2011
59,330	7.5892	6/10/2011

Shares Purchased/(Sold) by Master Fund VI

Number of Shares Purchased/Sold	Price Per Share	Date
12,573	6.9962	5/9/2011
35,238	7.2487	5/10/2011
9,343	7.2440	5/11/2011
17,717	7.2740	5/12/2011
239,846	7.0000	6/1/2011
78,983	7.2190	6/2/2011
189,156	7.3548	6/3/2011
162,095	7.3826	6/6/2011
129,281	7.4688	6/7/2011
118,569	7.4832	6/8/2011
158,065	7.6210	6/9/2011
85,609	7.5892	6/10/2011